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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Royster                      Scott                            R.
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        (Last)                      (First)                        (Middle)

                            1519 Kingman Place, N. W.
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                                   (Street)

      Washington                      DC                              20005
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol  Radio One, Inc.     ROIA
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------
4.  Statement for Month/Year  09/01
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Day/Year) 10/10/01
                                                   -----------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

              Executive Vice President and Chief Financial Officer
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or D  Price        (Instr. 3 and 4)     (I)           ship
                                                                                                           (Instr. 4)    (Instr. 4)
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
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Class A Common Stock   09/19/01   J(1)           30,000        (A)       $9.90        372,718                (D)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative   2. Conver-     3. Trans-   4. Transac-    5. Number of Deriv-     6. Date Exer-
    Security (Instr. 3)      sion or        action      tion Code      ative Securities        cisable and Ex-
                             Exercise       Date        (Instr. 8)     Acquired (A) or         piration Date
                             Price of       (Month/                    Disposed of (D)
                             Deriv-         Day/                       (Instr. 3, 4, and 5)    (Month/Day/
                             ative          Year)                                               Year)
                            Security
                                                                                                ------------------
                                                                                                Date    Expira-
                                                       ---------------------------------------- Exer-   tion
                                                           Code      V      (A)        (D)      cisable Date
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
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

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 7. Title and Amount of Under-        8.  Price          9.  Number       10. Owner-         11. Na-
    lying Securities                       of                of Deriv-        ship               ture
                                           Deriv-            ative            Form               of In-
    (Instr. 3 and 4)                       ative             Secur-           of De-             direct
                                           Securi-           ities            rivative           Bene
-------------------------------------      ties              Bene-            Secu-              ficial
                                           (instr.)          ficially         rity               Own-
                     Amount or                               Owned            Direct             ership
                     Number of                               at End           (D) or             (Instr. 4)
                     Shares                                  of Month         Indi-
        Title                                                (instr. 4)       rect( 1)

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

Explanation of Responses:

    (1) Open-market purchase pursuant to SEC Exchange Act Exemptive Order No. 44791 dated September 14, 2001.

                     /s/ Scott R. Royster              11/29/01
               ---------------------------------     ------------
               **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.